EXHIBIT 99.1

TRI-VALLEY CORPORATION

HEADLINE:	TRI-VALLEY NAMES FORMER CONOCOPHILLIPS EXECUTIVE JOHN E. DURBIN AS CFO

CONTACT:	EGAN GOST, DIRECTOR OF PUBLIC AND INVESTOR RELATIONS.

Bakersfield, California	October 1, 2009	Stock Symbol “TIV”

Tri-Valley Corporation (NYSE AMEX-TIV) has named John E. Durbin as Chief Financial Officer, succeeding Arthur M. Evans who becomes Chief Compliance Officer. Durbin, a graduate of Montana State University and an MBA graduate of the Thunderbird School of Global Management, is a seasoned financial executive with a solid history of success across corporate finance and treasury functions for leading international organizations.

Most of Mr. Durbin’s 30-year career was spent in various finance, treasury and chief financial posts for subsidiaries of Conoco and Du Pont. He took early retirement in 2005 as assistant treasurer for risk management of ConocoPhillips, after which he founded JED Consulting in Rio de Janeiro, Brazil to provide capital formation and business services for select private clients in such areas as gasoline refining, sugar cane plantations and iron ore projects.

Mr. Durbin was most recently chief financial officer of western coal producer America West Resources, Inc. of Salt Lake City, Utah.

“John’s financial expertise coupled with his established contacts in the global banking and financial communities fit very well with our business plan to grow the Company. With abilities in seven languages, including French, Arabic, German, Russian and Portuguese, he strengthens our abilities to attract capital from an increasingly diverse international investor base as we pursue our substantial business opportunities to build value for Tri-Valley’s shareholders,” said Maston N. Cunningham, president and chief operating officer.

“As a publicly traded company, the fast changing regulatory environment requires our increased vigilance to ensure compliance with applicable laws and regulations; and that we continuously improve our system of internal controls as we pursue growth opportunities. By establishing the new Chief Compliance Officer position, Tri-Valley recognizes the importance of this function to shareholders, investors, employees and third parties who do business with the Company. Art’s extensive compliance experience with securities and exchange regulations and the provisions of the Sarbanes-Oxley Act in addition to his finance and accounting background gives us in-house expertise for a critical part of our business responsibilities,” said F. Lynn Blystone, chairman and chief executive officer.

The Company has recently completed a re-organization of its personnel to improve its capabilities to execute its business plan for advancing its oil, gas and mineral projects, as well as being able to support additional investment capital and operating opportunities.

Tri-Valley has been in business as a successful operating company since 1963, and has been a full reporting 12(g) publicly traded Delaware Corporation since 1972. Tri-Valley Corporation stock is publicly traded on the New York Stock Exchange AMEX under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2009, and the annual report on Form 10-K for the year ended December 31, 2008.

Contact:	Egan Gost
Director of Public and Investor Relations
800-579-9314